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                                                                 Exhibit 4.1

                        SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of June 11, 1999, by and among Andrea Electronics Corporation, a New York corporation, with headquarters located at 45 Melville Park Road, Melville, New York 11747 (the "COMPANY"), and the investor listed on the Schedule of Buyers attached hereto (the "BUYER").

     WHEREAS:

     A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

     B. The Company has authorized the following new series of its Preferred Stock, par value $0.01 per share which shall be called the Company's Series B Convertible Preferred Stock (the "PREFERRED STOCK"), which shall be convertible into shares of the Company's common stock, par value $0.50 per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Company's Certificate of Amendment of the Certificate of Incorporation of the Company, substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF AMENDMENT");

     C. The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, initially (i) an aggregate of 750 shares of the Preferred Stock (the "INITIAL PREFERRED SHARES"), and (ii) warrants to purchase up to 100 shares of Common Stock (as exercised collectively, the "INITIAL WARRANT SHARES") for each Initial Preferred Share purchased by Buyer on the Initial Closing Date (as defined below), such warrants to be substantially in the form attached as Exhibit E (the "INITIAL WARRANTS");

     D. Subject to the terms and conditions set forth in this Agreement, the Company may have the right to cause the Buyer to purchase (i) up to an aggregate of 750 shares of Preferred Stock (the "ADDITIONAL PREFERRED SHARES") (the Initial Preferred Shares and the Additional Preferred Shares collectively are referred to in this Agreement as the "PREFERRED SHARES") and (ii) warrants to purchase up to 100 shares of Common Stock (as exercised, collectively, the "ADDITIONAL WARRANT SHARES") for each Additional Preferred Share purchased by Buyer on the Additional Closing Date (the Initial Warrant Shares and the Additional Warrant Shares collectively are referred to in this Agreement as the "WARRANT SHARES");

     E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.


     NOW THEREFORE, the Company and the Buyer hereby agree as follows:

     1.   PURCHASE AND SALE OF PREFERRED SHARES.

          a. Purchase of Preferred Shares. Subject to satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a), the Company shall issue and sell to the Buyer and the Buyer shall purchase from the Company 750 Initial Preferred Shares, along with the related Warrants (the "INITIAL CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 1(d), 6(b) and 7(b), the Company may require that Buyer purchase up to 750 Additional Preferred Shares along with the related Warrants (the "ADDITIONAL CLOSING" and together with the Initial Closing, the "CLOSINGS"). The purchase price (the "PURCHASE PRICE") of each Preferred Share and the related Warrant at each of the Closings shall be an aggregate of $10,000. "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

          b. The Initial Closing Date. The date and time of the Initial Closing (the "INITIAL CLOSING DATE") shall be 10:00 a.m. Central Time, within three (3) Business Days following the date hereof, subject to satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) (or such later date as is mutually agreed to by the Company and the Buyer). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

          c. The Additional Closing Date. The date and time of each of the Additional Closings (the "ADDITIONAL CLOSING DATES") shall be 10:00 a.m. Central Time, on the date specified in the Company's Additional Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this Section 1(c) and Section 1(d), (or such later date as is mutually agreed to by the Company and the Buyer). During the period beginning on and including the date which is 271 days after the Initial Closing Date and ending on the date which is 451 days after the Initial Closing Date (the "ADDITIONAL NOTICE PERIOD"), but subject to the requirements of Sections 6(b) and 7(b) and satisfaction of the Additional Notice Conditions (as defined in Section 1(d) below), the Company on not more than two occasions may require Buyer to purchase Additional Preferred Shares and the related Additional Warrants by delivering written notice to the Buyer (an "ADDITIONAL SHARE NOTICE") during the Additional Notice Period at least ten (10) Business Days but not more than 15 Business Days (the "ADDITIONAL SHARE NOTICE DATE") prior to the Additional Closing Date set forth in the Company's Additional Share Notice, which Additional Closing Date shall not be later than the last business day of the Additional Notice Period. The Company's Additional Share Notice shall set forth (i) the number of Additional Preferred Shares which the Company is requiring the Buyer to purchase at the Additional Closing, which number shall not exceed, in the aggregate, 750 shares of Preferred Stock at all Additional Closings and which number shall be at least 250 shares of Preferred Stock, (ii) the aggregate Purchase Price for Buyer's Additional Preferred Shares and (iii) the date selected by the Company for the Additional Closing Date. Notwithstanding the foregoing, if at the first Additional Closing to occur after the Initial Closing Date the Company sells and issues less than 375 shares of Preferred Stock or more than 500 shares of Preferred Stock, then the Company shall not be entitled to deliver another Additional Share Notice or to require the Buyer to acquire any additional shares of Preferred Stock at any subsequent Additional Closing. The Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. The Initial Closing Date and the Additional Closing Date collectively are referred to in this Agreement as the "CLOSING Dates."

          d. The Additional Notice Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to deliver an Additional Share Notice and require the Buyer to purchase the Additional Preferred Shares unless, in addition to the satisfaction of the requirements of Sections 6(b) and 7(b), all of the following conditions (the "ADDITIONAL NOTICE CONDITIONS") are satisfied: (i) either (A) the Company's stockholders shall have approved the issuance of the Securities (as defined below) on or prior to the Additional Share Notice Date or (B) on each day during the period beginning on and including the date which is 60 days prior to the Additional Closing Date and ending on and including the Additional Closing Date 19.99% of the number of shares of Common Stock outstanding on the Initial Closing Date is greater than (x) the sum of (I) the number of Conversion Shares and Warrant Shares issued by the Company, (II) the number of Conversion Shares and Warrant Shares then issuable upon conversion of all outstanding Preferred Shares and Warrants, respectively, without regard to any limitations on conversion or exercise thereof, plus (III) the number of Conversion Shares and Warrant Shares that would be issuable upon conversion of the Additional Preferred Shares and exercise of the Additional Warrants (without regard to any limitations on conversion or exercise) covered by the applicable Additional Notice, as if all such Additional Preferred Shares and Additional Warrants were issued and outstanding on each such date, multiplied by (y) 1.5; (ii) the Initial Registration Statement shall have been declared effective by the Securities and Exchange Commission (the "SEC") and available for sale of 125% of the sum of (A) the number of Conversion Shares and Warrant Shares then issuable upon conversion of all outstanding Preferred Shares and Warrants, respectively, (B) the Additional Conversion Shares and Additional Warrant Shares covered by such Additional Notice and (C) the number of Conversion Shares and Warrant Shares that are then held by the Buyer, in accordance with the terms of the Registration Rights Agreement at all times during the 60 days immediately preceding the Additional Closing Date; (iii) at all times during the period beginning on the Initial Closing Date and ending on and including the Additional Closing Date, the Common Stock shall have been designated for quotation on The American Stock Exchange, Inc. ("AMEX") and shall not have been suspended from trading on such exchange nor shall delisting or suspension by such exchange have been threatened in writing by such exchange; (iv) during the period beginning on the Initial Closing Date and ending on and including the Additional Closing Date, there shall not have occurred either (A) the consummation of a Major Transaction (as defined in the Certificate of Amendment) or a public announcement of a pending Major Transaction which has not been abandoned or terminated or (B) a Triggering Event (as defined in the Certificate of Amendment), an Excluded Redemption Event (as defined in the Certificate of Amendment) or an event which, with the passage of time, would constitute a Triggering Event or an Excluded Redemption Event; (v) either (A) both (I) the average Variable Conversion Price during the ten trading days immediately preceding the Additional Closing Date is not less than the Variable Conversion Price on the Initial Closing Date and (II) the average Variable Conversion Price has been no less than 120% of the Fixed Conversion Price for 20 consecutive trading days while the Registration Statement has been effective and available for resale of all shares of Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Warrants or
(B) the average Variable Conversion Price during the 10 trading days immediately preceding the Additional Closing Date is not less than the Fixed Conversion Price on the Initial Closing; (vi) the Variable Conversion Price on the Additional Closing Date is either (A) no less than 80% of the Variable Conversion Price on the Additional Notice Date or (B) no less than the Variable Conversion Price on the Initial Closing Date; (vii) during the period beginning on the Initial Closing Date and ending on and including the Additional Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in
Section IV(G)(2) of the Certificate of Amendment (unless any non-compliance therewith shall have been waived in writing by the holders of the Preferred Stock) and otherwise shall have been in compliance with and shall not have breached any provision of the Transaction Documents (as defined below) and the Certificate of Amendment; and (viii) there previously shall not have occurred more than one Additional Closing.

          e. Form of Payment. On each of the Closing Dates (i) Buyer shall pay the Purchase Price to the Company for the Preferred Shares and the related Warrants to be issued and sold to Buyer by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to Buyer stock certificates (in the denominations as Buyer shall request) (the "STOCK Certificates") representing such number of the Preferred Shares which Buyer is then purchasing along with the related Warrants, duly executed on behalf of the Company and registered in the name of Buyer.

     2.   BUYER'S REPRESENTATIONS AND WARRANTIES.

          Buyer represents and warrants that:

          a. Investment Purpose. Buyer (i) is acquiring the Preferred Shares and the Warrants, (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares, collectively are referred to herein as the "SECURITIES"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

          b. Accredited Investor Status. Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

          c. Reliance on Exemptions. Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire such Securities.

          d. Information. Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(m) below. Buyer understands that its investment in the Securities involves a high degree of risk. Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

          e. No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

          f. Transfer or Resale. Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or
(C) Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto)("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          g. Legends. Buyer understands that the certificates or other instruments representing the Preferred Shares and the Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for sale under the 1933 Act,
(ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with assurances reasonably acceptable to the Company that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Buyer acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

          h. Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Buyer and are valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          i. Residency. Buyer is a resident of that jurisdiction specified on the Schedule of Buyers.

          j. Short Sale Limitation. During (i) the 30 days immediately preceding the Initial Closing Date neither Buyer nor its affiliates has engaged and (ii) the period beginning on the Additional Share Notice Date and ending on the Additional Closing Date (or such earlier date as the Additional Closing may be abandoned due to the failure to meet the Additional Notice Conditions), neither Buyer nor its affiliates will engage, directly or indirectly, in any transaction constituting a "short sale" (as defined in Rule 3b-3 of the Securities Exchange Act of 1934, as amended (the "1934 ACT")), provided, however, that a sale which would otherwise be deemed a short sale shall not be prohibited by this Agreement so long as the Buyer submits on the same day of such sale a Conversion Notice of Preferred Shares entitling such Buyer to receive a number of shares of Common Stock equal to at least the number of shares so sold.

          k. Section 9 of the Securities Exchange Act. So long as the Buyer holds any Preferred Shares, Buyer will comply with the provisions of Section 9 of the 1934 Act and the rules promulgated thereunder with respect to transactions involving the securities of the Company.


     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to the Buyer that:

          a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Certificate of Amendment.

          b. Authorization; Enforcement; Compliance with Other Instruments.
(i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section
5), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the execution and filing of the Certificate of Amendment by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders (except such stockholder approval as may be required by AMEX for the issuance of a number of shares of Common Stock which is greater than 19.99% of the number of shares outstanding on the Initial Closing Date), (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) this Agreement and, when executed and delivered, the other Transaction Documents, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to each of the Closing Dates, the Certificate of Amendment will have been filed with the Secretary of State of the State of New York and will be in full force and effect, enforceable against the Company in accordance with its terms.

          c. Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, of which as of the date hereof 13,251,288 shares were issued and outstanding, 3,725,500 shares were issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and 3,000 shares are issuable and reserved for issuance pursuant to securities (other than the Preferred Shares and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, of which as of the date hereof, no shares were issued and outstanding and 25,000 shares are issuable and reserved for issuance pursuant to the Company's Rights Plan (as defined in Section 3(u)). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyer true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

          d. Issuance of Securities. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Amendment. At least 2,450,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants. Upon conversion or exercise in accordance with the Certificate of Amendment or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities is exempt from registration under the 1933 Act.

          e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Amendment and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Amendment, Preferences and Rights of any outstanding series of Preferred Stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of
(i) its Certificate of Incorporation, any Certificate of Amendment, Preferences and Rights of any outstanding series of Preferred Stock or By-laws or their organizational charter or by-laws, respectively, or (ii) any statute, rule or regulation applicable to the Company or its Subsidiaries and neither the Company nor its Subsidiaries is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order, except for defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violation would not result in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and the securities laws of the State of New York and except such as have been obtained as of the date hereof, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or the Certificate of Amendment in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries have no actual knowledge of any facts or circumstances which might reasonably be expected to give rise to any of the foregoing. The Company is not in violation of the listing requirements of AMEX as in effect on the date hereof and on each of the Closing Dates and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by AMEX in the foreseeable future.

          f. SEC Documents; Financial Statements. Since December 31, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act, (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). A complete list of the Company's SEC Documents is set forth on Schedule 3(f). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyer with any material, nonpublic information. The Company meets the requirements for the use of Form S-3 for registration of the resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the Buyer.

          g. Absence of Certain Changes. Except as disclosed in Schedule 3(g), since December 31, 1998 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, liabilities results of operations of the Company or its Subsidiaries, taken as a whole. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any actual knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

          h. Absence of Litigation. Except as disclosed in Schedule 3(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as expressly set forth in Schedule 3(h). Except as set forth in Schedule 3(h), to the knowledge of the Company none of the directors or officers of the Company have been involved in securities related litigation during the past five years.

          i. Acknowledgment Regarding Buyer's Purchase of Preferred Shares. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the Certificate of Designation and the transactions contemplated thereby. The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the Certificate of Amendment and the transactions contemplated thereby and any advice given by the Buyer or any of its respective representatives or agents in connection with the Transaction Documents and the Certificate of Amendment and the transactions contemplated thereby is merely incidental to Buyer's purchase of the Securities. The Company further represents to Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

          j. No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the issuance of the Preferred Stock and Warrants contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

          k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

          l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of AMEX, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

          m. Employee Relations. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company's Board of Directors that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

          n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, except where the failure to own or possess such rights would not, individual or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement, except where such expiration or termination would not result, individually or in the aggregate, in a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on
Schedule 3(n), no claim, action or proceeding has been made or brought against, or to the Company's knowledge, has been threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except where any of the foregoing would not have a Material Adverse Effect.

          o. Regulatory Permits. Except the absence of which would not have a Material Adverse Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

          p. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          q. Tax Status. The Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

          r. Transactions With Affiliates. Except as set forth on Schedule 3(r) or in the SEC Documents filed at least ten days prior to the date hereof and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          s. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and Warrant Shares issued upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Amendment and its obligation to issue the Warrant Shares in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

          t. Application of Takeover Protections. Assuming that Buyer has no present intention to takeover or to participate in a takeover of the Company, the Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyer as a result of the Buyer and the Company fulfilling their obligations under the Transaction Documents and the Certificate of Designation, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities.

          u. Rights Agreement. Assuming that Buyer has no present intention to takeover or to participate in a takeover of the Company and so long as the proviso to the first sentence of Section IV(A) of the Certificate of Amendment remains in full force and effect, the Company specifically represents, warrants and agrees that, (i) in accordance with that certain Rights Agreement dated as of April 23, 1999 (the "Rights Plan") between the Company and Continental Stock Transfer & Trust Company, as the Rights Agent thereunder, regardless of the number of Conversion Shares and Warrant Shares of which Buyer is deemed the Beneficial Owner (as defined in the Rights Plan), Buyer is not intended to be nor will be deemed to be an Acquiring Person within the meaning of the Rights Plan because of the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, and (ii) the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, shall not, under any circumstances, trigger a Distribution Date within the meaning of the Rights Plan; provided, however, that only Securities (including the Conversion Shares and the Warrant Shares) acquired pursuant to this Agreement shall be deemed excluded from the number of shares of Common Stock deemed beneficially owned by Buyer in determining whether Buyer is an Acquiring Person within the meaning of the Rights Plan.

          v. Year 2000 Compliance. The Company has initiated a review and assessment of all areas within its and each Subsidiary's business and operations that could be materially adversely affected by the "YEAR 2000 PROBLEM" (that is, the risk that computer applications used by the Company or any of the Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on the foregoing, the Company believes that the computer applications that are currently material to its or any Subsidiary's business and operations are reasonably expected to be able to perform properly data-sensitive functions for all dates before and after January 1, 2000, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

     4.   COVENANTS.

          a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

          b. Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyer at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates.

          c. Reporting Status. Until the earlier of (i) the date on which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which (A) the Investors have sold all the Conversion Shares and Warrant Shares and (B) none of the Preferred Shares or Warrants is outstanding (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

          d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d).

          e. Financial Information. The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period: (i) within two (2) Business Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

          f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

          g. Right of First Refusal. Subject to the exceptions described below, for so long as at least 150 Initial Preferred Shares or 20% of the number of Additional Preferred Shares issued remain outstanding, the Company and its Subsidiaries shall not, without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, negotiate or contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form ("FUTURE OFFERINGS") during the periods (i) beginning on the Initial Closing Date and ending on and including the date which is 365 days after the Initial Closing Date and (ii) beginning on each Additional Closing Date and ending on the date which is 365 days after such Additional Closing Date, unless it shall have first delivered to Buyer or a designee appointed by Buyer written notice (the "FUTURE OFFERING NOTICE") describing the proposed Future Offering, including the buyer and terms and conditions thereof, and providing the Buyer an option to purchase up to the entire Future Offering on the same terms and conditions set forth in the Future Offering Notice (the limitations referred to in this sentence are collectively referred to as the "CAPITAL RAISING LIMITATION"). The Buyer can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within ten (10) business days of receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that Buyer will purchase. In the event the Buyer fails to elect to fully participate in the Future Offering within the periods described in this Section 4(g), the Company shall have 60 days thereafter to sell the securities of the Future Offering for which Buyer's rights were not exercised, upon the same terms and conditions (including the amount thereof) specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 60 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyer in the manner provided in this Section 4(g). The Capital Raising Limitation shall not apply to any of the following transactions (each an "EXCLUDED ISSUANCE" and, collectively, the "EXCLUDED ISSUANCES") (i) a loan or lease from a commercial bank which does not have any equity feature (other than warrants exercisable at exercise prices greater than 150% of the average of the Closing Bid Price (as defined in the Certificate of Amendment) of the Common Stock for the five trading days immediately preceding the date of issuance of such warrant and exercisable for a number of Shares of Common Stock that does not exceed the quotient of (A) 10% of the proceeds to the Company from, such loan or value of the property covered by such lease, as the case may be, divided by (B) the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding the date of issuance of such warrant), (ii) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture with any entity, the primary purpose of which is not to raise equity capital, or (C) in connection with any strategic partnership or joint venture with a "high-tech" company, the sole purpose of which is not to raise equity capital, (D) as consideration for the acquisition of a business, product, license or other assets by the Company, (iii) the issuance of Common Stock in a firm commitment underwritten public offering,
(iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, (v) the grant of additional options or warrants (including the issuance of shares of Common Stock upon exercise of such options or warrants), or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants or (vi) the issuance of securities pursuant to an offering by the Company in reliance upon Rule 144A under the 1933 Act with proceeds to the Company of at least $75,000,000. The Buyer shall not be required to participate or exercise its right of first refusal with respect to a particular Future Offering in order to exercise its right of first refusal with respect to later Future Offerings.

          h. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system (including AMEX), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Certificate of Amendment. The Company shall maintain the Common Stock's authorization for listing on AMEX, the Nasdaq National Market ("NASDAQ") or The New York Stock Exchange ("NYSE"). Neither the Company nor any of its Subsidiaries shall take any action which may result in the delisting or suspension of the Common Stock on AMEX, Nasdaq or NYSE (other than to switch listings from AMEX, Nasdaq or NYSE ). The Company shall promptly provide to Buyer copies of any notices it receives from AMEX, Nasdaq or NYSE regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(h).

          i. Expenses. Subject to Section 9(l) below, following the Initial Closing, the Company shall reimburse the Buyer for the Buyer's legal expenses in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $50,000.

          j. Transactions With Affiliates. So long as (i) at least 50 Preferred Shares are outstanding or (ii) any Buyer owns Conversion Shares or Warrant Shares with a market value of $500,000 the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company or (c) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity,
(ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

          k. Filing of Form 8-K. On or before the second business day following each of the Closing Dates, each Additional Share Notice Date and the Additional Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act.

          l. Corporate Existence. Until the later of (i) the date which is 30 months of the last Closing Date to occur or (ii) so long as a Buyer beneficially owns at least 75 Preferred Shares, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (x) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (y) is a publicly traded corporation whose common stock is listed for trading on AMEX, Nasdaq or NYSE. So long as a Buyer beneficially owns any Preferred Shares, if the Company fails to maintain its corporate existence or sells all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is listed for trading on AMEX, Nasdaq or NYSE (each a "CORPORATE TERMINATION EVENT"), then the Company shall deliver written notice ("CORPORATE TERMINATION NOTICE") to the Buyer at least 10 Business Days prior to the consummation of such Corporate Termination Event and at the election of the Buyer the Company shall redeem any Preferred Shares held by such Buyer at a price per Preferred Share equal to 250% of the Liquidation Value (as defined in the Certificate of Amendment) concurrently with the consummation of the Corporate Termination Event. The Buyer shall exercise its right to require the Company to redeem outstanding Preferred Shares pursuant to this Section 4(l) by delivering written notice to the Company within five Business Days after the Buyer's receipt of the Company's Corporate Termination Notice.

          m. Proxy Statement. The Company shall provide each stockholder entitled to vote at a meeting of stockholders of the Company, which meeting shall be not later than the earlier of (i) the date which is 180 days after the first date (a "180-DAY PROXY STATEMENT TRIGGER DATE") on which for each of the 20 consecutive trading days ending on such Proxy Statement Trigger Date the sum of (A) the Conversion Shares issued or issuable upon conversion of the Preferred Shares (without regard to any limitations on conversions) and (B) the Warrant Shares issued or issuable upon exercise of the Warrants (without regard to any limitations on conversions) is greater than or equal to the Exchange Cap (as defined in the Articles of Amendment) and (ii) the date which is 60 days after the first date (a "60-DAY PROXY STATEMENT TRIGGER DATE") on which the sum of (A) the Conversion Shares issued upon conversion of the Preferred Shares and (B) the Warrant Shares issued upon exercise of the Warrants is greater than or equal to the Exchange Cap (the "STOCKHOLDER MEETING DEADLINE"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if a 60-Day Proxy Statement Trigger Date occurs, the Company shall not be required to hold a meeting of stockholders solely because of the occurrence of such 60-Day Proxy Statement Trigger Date unless the holders of the Preferred Shares temporarily waive, in writing, any redemption rights to which such holders are entitled under the Certificate of Amendment due to the Company's inability to issue Conversion Shares as a result of the Exchange Cap (the "REDEMPTION WAIVER") during the period beginning on the date of the mailing of the proxy statement to the Company's stockholders (the "MAILING DATE") and ending on the earlier of (i) the date which is thirty (30) days after the Mailing Date and (ii) the date of the meeting of stockholders; provided, however, that the holders of Preferred Shares shall not be required to execute the Redemption Waiver and the Company will remain obligated to hold a meeting of stockholders unless the Company gives such holders written notice of the requirement for the Redemption Waiver at least the two (2) Business Days prior to the Mailing Date. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to the product of (i) $10,000 multiplied by (ii) .025 multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline that a meeting of the Company's stockholders is not held, divided by (y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full. Notwithstanding the foregoing, the Company shall not be required to hold a meeting of its stockholders within 180 days of a 180-Day Proxy Statement Trigger Date as a result of such 180-Day Proxy Statement Trigger Date having occurred if for 20 consecutive trading days during the period beginning on the first day following such 180-Day Proxy Statement Trigger Date and ending on and including the date which is 90 days after such 180-Day Proxy Statement Trigger Date 19.99% of the number of shares of Common Stock outstanding on the Initial Closing Date is greater than (x) the sum of (I) the number of Conversion Shares and Warrant Shares issued by the Company and (II) the number of Conversion Shares and Warrant Shares then issuable upon conversion of all outstanding Preferred Shares and Warrants, respectively, without regard to any limitations on conversion or exercise thereof, multiplied by (y) 1.5 (a "PROXY STATEMENT CURE"); provided, however, that if a Proxy Statement Cure shall have occurred then the Company shall be obligated to hold a meeting of its stockholders pursuant to clause (i) of the first sentence of this Section 4(m) following the next 180-Day Proxy Statement Trigger Date to occur following such Proxy Statement Cure.

     5.   TRANSFER AGENT INSTRUCTIONS.

          The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants (the "IRREVOCABLE TRANSFER AGENT Instructions"). Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in
Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933
Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, in a form reasonable satisfactory to the Company, that registration of a resale by Buyer of any of such Securities is not required under the 1933 Act or the Buyer provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by Buyer and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

          a. Initial Closing Date. The obligation of the Company hereunder to issue and sell the Initial Preferred Shares and the Initial Warrants to Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

          (i) Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

          (ii) The Certificate of Amendment shall have been filed with the Secretary of State of the State of New York.

          (iii) Buyer shall have delivered to the Company the Purchase Price for the Initial Preferred Shares and the related Warrants being purchased by Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

          (iv) The representations and warranties of Buyer contained herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Buyer at or prior to the Initial Closing Date.

          b. Additional Closing Date. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares and the Additional Warrants to Buyer at the Additional Closings is subject to the satisfaction, at or before each of the Additional Closing Dates, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

          (i) The Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares and the related Warrants being purchased by Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

          (ii) The representations and warranties of Buyer contained herein shall be true and correct as of the date when made and as of the applicable Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Buyer at or prior to the applicable Additional Closing Date.

     7. CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.

          a. Initial Closing Date. The obligation of Buyer hereunder to purchase the Initial Preferred Shares and Initial Warrants at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion:

          (i) The Company shall have executed each of the Transaction Documents, and delivered the same to Buyer.

          (ii) The Certificate of Amendment, shall have been filed with the Secretary of State of the State of New York, and a copy thereof certified by such Secretary of State shall have been delivered to Buyer.

          (iii) The Common Stock shall be designated for quotation on AMEX or listed on the NYSE, and shall not have been suspended from trading on or delisted from such exchanges nor shall delisting or suspension by such exchanges have been threatened either (A) in writing by such exchanges or
     (B) by falling below the minimum listing maintenance requirements of such exchanges and the Company has complied with the listing requirements of AMEX for the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Initial Preferred Shares and the related Warrants, as the case may be.

          (iv) The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or Certificate of Amendment to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect which also shall include an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

          (v) Buyer shall have received the opinion of Brown & Wood LLP, dated as of the Initial Closing Date, in substantially the form of Exhibit C attached hereto.

          (vi) The Company shall have executed and delivered to Buyer the Stock Certificates for the Initial Preferred Shares and Initial Warrants being purchased by Buyer at the Initial Closing.

          (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to Buyer (the "RESOLUTIONS").

          (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and exercise of the Warrants, at least 2,450,000 shares of Common Stock.

          (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

          (x) The Company shall have delivered to Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Initial Closing Date.

          (xi) The Company shall have delivered to Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Certificate of Incorporation, (C) By-laws and (D) the number of shares of Common Stock outstanding as of a date within five (5) days of the Initial Closing, each as in effect at the Initial Closing Date.

          (xii) The Company shall have delivered to Buyer a certified copy of its Certificate of Incorporation as certified by the Secretary of State of the State of New York within days of the Initial Closing Date.

          (xiii) The Company shall have delivered to Buyer such other documents relating to the transactions contemplated by the Transaction Documents as Buyer or its counsel may reasonably request.

          b. Additional Closing Date. The obligation of Buyer hereunder to purchase the Additional Preferred Shares and the Additional Warrants at the Additional Closings is subject to the satisfaction, at or before each of the Additional Closing Dates, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion:

          (i) The Company shall have complied with the requirements of Section 1(c) and all of the Additional Notice Conditions set forth in Section 1(d) shall have been satisfied as of the Additional Closing Date.

          (ii) The Certificate of Amendment, shall be in full force and effect and shall not have been amended, without the knowledge or consent of the Buyer, since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of New York shall have been delivered to Buyer.

          (iii) The Common Stock shall be authorized for quotation on AMEX, trading in the Common Stock issuable upon conversion of the Additional Preferred Shares to be traded on AMEX shall not have been suspended by the SEC, AMEX and all of the Conversion Shares issuable upon conversion of the Additional Preferred Shares to be sold at the Additional Closing shall be listed upon AMEX.

          (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Amendment to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect which also shall include an update as of the Additional Closing Date regarding the representation contained in Section 3(c) above.

          (v) Buyer shall have received the opinion of Brown & Wood LLP, dated as of the Additional Closing Date in substantially the form of Exhibit C attached hereto.

          (vi) The Company shall have executed and delivered to Buyer the Stock Certificates for the Additional Preferred Shares and the Additional Warrants being purchased by Buyer at the Additional Closing.

          (vii) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions.

          (viii) As of the Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Warrants, including for such purposes the Additional Preferred Shares and related Warrants to be issued at such Additional Closing.

          (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent and shall be in effect as of the Additional Closing.

          (x) The Company shall have delivered to Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in the state of such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Additional Closing Date.

          (xi) The Company shall have delivered to Buyer a certified copy of its Certificate of Incorporation as certified by the Secretary of State of the State of New York within ten days of the Additional Closing Date.

          (xii) The Company shall have delivered to Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) By-laws and (D) the number of shares of Common Stock outstanding as of a date within five (5) days of the Additional Closing Date, each as in effect at the Additional Closing.


          (xiii) The Company shall have delivered to Buyer such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

     8. INDEMNIFICATION. In consideration of Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Certificate of Amendment, the Company shall defend, protect, indemnify and hold harmless Buyer and all of its stockholders, officers, directors, employees and direct or indirect equity investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or Certificate of Amendment or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or the Certificate of Amendment or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which is (x) brought or made by the Company and (y) is not a shareholder derivative suit) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or the Certificate of Amendment, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities (excluding losses resulting solely from a decline in the market value of the Company's securities) or (iii) solely the status of Buyer or holder of the Securities as an investor in the Company.
Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Indemnitee's willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

     9.   GOVERNING LAW; MISCELLANEOUS.

          a. Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Amendment unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Preferred Shares, as the case may be.

          f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon delivery by a nationally recognized delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:

         Andrea Electronics Corporation
         45 Melville Park Road
         Melville, New York 11747
         Telephone:  (516) 719-1800
         Facsimile:  (516) 719-1824
         Attention:  President, Chief Operating Officer

     With a copy to:

         Andrea Electronics Corporation
         45 Melville Park Road
         Melville, New York 11747
         Telephone:  (516) 719-1800
         Facsimile:  (516) 719-1824
         Attention:  Executive Vice President, Chief Financial Officer

     If to the Transfer Agent:

         Continental Stock Transfer & Trust Company
         Two Broadway
         New York, New York 10004
         Telephone:  (212) 509-4000
         Facsimile:  (212) 509-7616
         Attention:  Compliance Officer

     If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communications, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

          g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation, except pursuant to a Major Transaction (as defined in Section V(C) of the Certificate of Amendment or an Excluded Redemption Event described in Section V(H)(4) of the Certificate of Amendment with respect to which the Company is in compliance with its obligations under Sections V and IV(E)(3) of the Certificate of Amendment). The rights under this Agreement shall be assignable by the Buyer without consent of the Company. Notwithstanding the foregoing, any assignment by the Buyer shall not release the Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents or the Certificate of Amendment, Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account.

          h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          i. Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings.

          j. Publicity. The Company and Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

          k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          l. Termination. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before three (3) Business Days from the date hereof due to the Company's or Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse the non-breaching Buyer for expenses up to the amount described in Section 4(i) above.

          m. Placement Agent. The Company and the Buyer each acknowledges that it has not engaged any placement agent in connection with the sale of the Preferred Shares and the related Warrants.

          n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

          o. Remedies. Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and the Certificate of Amendment and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          p. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyer hereunder or pursuant to the Registration Rights Agreement, the Certificate of Amendment or the Warrants or the Buyer enforce or exercise its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.




                                  * * * * * *

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                                 BUYER:

ANDREA ELECTRONICS                       HFTP INVESTMENT L.L.C.
  CORPORATION                            By:  Promethean Investment Group L.L.C.
                                         Its: Investment Manager


By: /s/ John N. Andrea                   By: /s/ James F. O'Brien, Jr.
   ------------------------------           -------------------------------
Name:  John N. Andrea                    Name:  James F. O'Brien, Jr.
Title: Co-Chief Executive Officer        Its:   Managing Member

                              SCHEDULE OF BUYERS



                                                             NUMBER OF
                                                              INITIAL
                             INVESTOR ADDRESS                PREFERRED    INVESTOR'S REPRESENTATIVES' ADDRESS
INVESTOR NAME              AND FACSIMILE NUMBER               SHARES             AND FACSIMILE NUMBER
---------------        -----------------------------        -----------  ------------------------------------

HFTP Investment L.L.C.   Promethean Investment Group, L.L.C.  750         Promethean Investment Group, L.L.C.
                         750 Lexington Avenue                             750 Lexington Avenue
                         22nd Floor                                       22nd Floor
                         New York, New York 10022                         New York, New York 10022
                         Attn:    James F. O'Brien, Jr.                   Attn:  James F. O'Brien, Jr.
                         Thomas Lumsden                                   Thomas Lumsden
                         Telephone:  212-702-5200                         Telephone:  212-702-5200
                         Facsimile:  212-758-9334                         Facsimile:  212-758-9334
                         Residence: New York
                                                                          Katten Muchin & Zavis
                                                                          525 West Monroe
                                                                          Suite 1600
                                                                          Chicago, Illinois  60661-3693
                                                                          Attn:  Robert J. Brantman, Esq.
                                                                          Telephone:  312-902-5200
                                                                          Facsimile:  312-902-1061


                                   SCHEDULES
                                   ---------

Schedule of Buyer
Schedule 3(a)       -    Subsidiaries
Schedule 3(c)       -    Capitalization
Schedule 3(f)       -    SEC Documents
Schedule 3(e)       -    Conflicts
Schedule 3(g)       -    Material Changes
Schedule 3(h)       -    Litigation
Schedule 3(n)       -    Intellectual Property
Schedule 3(r)       -    Transactions with Affiliates
Schedule 4(d)       -    Use of Proceeds


                                   EXHIBITS
                                   --------

Exhibit A           -    Form of Certificate of Amendment
Exhibit B           -    Form of Registration Rights Agreement
Exhibit C           -    Form of Company Counsel Opinion
Exhibit D           -    Form of Irrevocable Transfer Agent Instructions
Exhibit E           -    Form of Warrant